July 26, 2024

Dear Investor:

MacKenzie Realty Capital, Inc. is pleased to announce that the Board of Directors has declared another dividend at the rate of $0.125 per common share.  The dividend is payable to common shareholders of record as of June 30, 2024.

Further, as we announced last month, we are pursuing a listing on the NYSE-American once a trading history and public float is demonstrated, possibly by the end of this year. We are unable to provide any guidance regarding a potential share price or the timing of such an event, or to guarantee that such a listing will occur.

We have completed to change over to our new Transfer Agent, Securities Transfer Corporation (STC).  STC’s office will be working with us going forward to maintain the books and records as well as facilitate distributions.  We encourage you to continue to reach out to our office if you have any questions or need any assistance at any time, however as of May 1, 2024, you’ll be able to access your statements and other information through STC’s portal instead of ours.  To obtain log in credentials please send an email to info@stctransfer.com and reference that you are a shareholder in Mackenzie Realty Capital, Inc., state the registered name under which your shares are held and provide identifying information such as the last four digits of your social security number or your address zip code.

We have broken ground on our newest development called “Aurora at Green Valley”! We are still raising funds through a private placement with a 14% preferred return for the development and encourage you to ask your financial advisor about it.

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.  This letter does not constitute an offer to purchase or sell Mackenzie securities. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. A copy of the Offering Circular may be obtained at: https://www.sec.gov/Archives/edgar/data/1550913/000155091323000037/offeringcircular111423.htm.